Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	March 31, 2006	December 31, 2005
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$40,561	$76,919
Restricted cash	4,476	1,416
Accounts receivable, net of allowance for doubtful accounts	111,270	127,784
Receivables from affiliates	3,178	2,146
Notes and other receivables	19,747	16,303
Deferred income taxes	3,941	3,935
Real estate under development (B)	162,475	129,963
Real estate and other assets held for sale (C)	3,133	21,281
Available for sale securities	1,723	542
Other current assets	30,496	27,399
Total current assets	381,000	407,688

Furniture and equipment, net	20,087	19,787
Deferred income taxes	15,803	16,270
Real estate under development (B)	113,957	117,210
Real estate held for investment (B)	104,636	89,416
Investments in unconsolidated subsidiaries (D)	185,444	175,411
Goodwill, net	75,238	75,239
Accounts receivable affiliate-long term	6,466	7,458
Available for sale securities-long term	16,901	18,089
Other assets	26,557	21,599
	$946,089	$948,167

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$31,356	$31,698
Accrued expenses	92,244	155,744
Payables to affiliates	9	4
Income taxes payable	2,048	16,313
Current portion of long-term debt	2,391	1,302
Current portion of notes payable on real estate	161,119	133,941
Liabilities related to real estate and other assets held for sale (E)	1,268	17,524
Other current liabilities	9,041	5,944
Total current liabilities	299,476	362,470
Long-term debt, less current portion	85,046	35,034
Notes payable on real estate, less current portion	126,364	106,216
Other liabilities	14,518	13,448
Total liabilities	525,404	517,168
Minority interest	35,185	29,528

Stockholders’ equity
Preferred stock	—	—
Common stock	379	379
Paid-in capital	186,940	205,084
Retained earnings	244,572	240,887
Accumulated other comprehensive income	1,876	1,713
Less: Treasury stock	(48,267)	(32,776)
Unearned stock compensation, net	—	(13,816)
Total stockholders’ equity	385,500	401,471
	$946,089	$948,167

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2005, have been reclassified to conform to the presentation at March 31, 2006.

(B) Total real estate owned was $384,186 and $357,613 at March 31, 2006 and December 31, 2005, respectively.

(C) Real estate and other assets held for sale consist of the following:

	March 31, 2006	December 31, 2005
Real estate (B)	$3,118	$21,024
Other assets	15	257
	$3,133	$21,281

(D) Investments in unconsolidated subsidiaries consist of the following:

	March 31, 2006	December 31, 2005
Real estate development	$51,814	$44,496
Other	133,630	130,915
	$185,444	$175,411

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	March 31, 2006	December 31, 2005
Notes payable on real estate	$1,254	$16,001
Other liabilities	14	1,523
	$1,268	$17,524